Exhibit 99.6

Piedra Energy IV, LLC

Financial Report

December 31, 2022

Independent Auditor’s Report

To the Members of

Piedra Energy IV, LLC

Opinion

We have audited the financial statements of Piedra Energy IV, LLC (the Company) which comprise the balance sheet as of December 31, 2022, and the related statements of operations, members’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Piedra Energy IV, LLC as of December 31, 2022, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued (or when applicable, one year after the date that the financial statements are available to be issued).

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

Weaver and Tidwell, L.L.P.

400 West Illinois Avenue, Suite 1550 | Midland, Texas 79701

Main: 432.683.5226

CPAs AND ADVISORS | WEAVER.COM

The Members of

Piedra Energy IV, LLC

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

WEAVER AND TIDWELL, L.L.P

Midland, Texas

March 17, 2023

Piedra Energy IV, LLC

Balance Sheet

December 31, 2022

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,295,453
Accounts receivable - oil and gas sales	566,131
Prepaid expenses and other	3,213

Total current assets	12,864,797

OIL AND GAS PROPERTIES, successful efforts method
Proved properties	56,689,630
Unproved properties	137,701,327
Lease and well equipment	4,694,802
Tubular stock	3,774,027

Less: accumulated depletion, depreciation, amortization and impairment	(166,522)

Oil and gas properties, net	202,693,264

NON-CURRENT ASSETS
Deferred financing costs, net	533,494

TOTAL ASSETS	$216,091,555

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	330,008
Accounts payable - related parties	72,921,406

Total current liabilities	73,251,414

NON-CURRENT LIABILITIES
Asset retirement obligations	268,349
Line of credit	30,000,000

Total non-current liabilities	30,268,349

MEMBERS’ EQUITY	112,571,792

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$216,091,555

The Notes to the Financial Statements are an integral part of this statement.

Piedra Energy IV, LLC

Statement of Operations

Year ended December 31, 2022

REVENUES
Oil sales	$775,167

Total revenues	775,167

EXPENSES
General and administrative expenses	1,905,133
Oil and gas production costs	522,269
Oil and gas production taxes	36,437
Depreciation, depletion and amortization	166,522
Accretion of asset retirement obligation	8,911
Abandoned project costs	11,744

Total expenses	2,651,016

OPERATING LOSS	(1,875,850)

OTHER INCOME/(EXPENSE)
Interest income	61,767
Interest expense	(88,301)

Total other expense	(26,534)

NET LOSS	$(1,902,384)

The Notes to the Financial Statements are an integral part of this statement.

Piedra Energy IV, LLC

Statement of Members’ Equity

Year ended December 31, 2022

BALANCE, January 1, 2022	$60,344
Contributions	114,413,832
Net loss	(1,902,384)

BALANCE, December 31, 2022	$112,571,792

The Notes to the Financial Statements are an integral part of this statement.

Piedra Energy IV, LLC

Statement of Cash Flows

Year ended December 31, 2022

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,902,384)
Adjustments to reconcile net loss to net cash from operating activities
Depreciation, depletion and amortization	166,522
Amortization of deferred financing costs	23,195
Accretion of asset retirement obligation	8,911
Changes in operating assets and liabilities
Accounts receivable - oil and gas sales	(566,131)
Accounts payable - related parties	(414,508)
Accounts payable and accrued liabilities	330,007
Prepaid expenses and other	(3,163)

Net cash used in operating activities	(2,357,551)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of oil and gas properties	(139,353,554)

Net cash used in investing activities	(139,353,554)

CASH FLOWS FROM FINANCING ACTIVITIES
Contributions	114,413,832
Proceeds from issuance of debt	30,000,000
Proceeds from related party borrowings	10,060,382
Payment of debt issue costs	(556,689)

Net cash provided by financing activities	153,917,525

Net increase in cash and cash equivalents	12,206,420

CASH AND CASH EQUIVALENTS, beginning of the period	89,033

CASH AND CASH EQUIVALENTS, end of the period	$12,295,453

The Notes to the Financial Statements are an integral part of this statement.

Piedra Energy IV, LLC

Statement of Cash Flows

Year ended December 31, 2022

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Capital expenditures accrued in accounts payable at period-end	$63,246,793

OTHER SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$—

The Notes to the Financial Statements are an integral part of this statement.

Piedra Energy IV, LLC

Notes to Financial Statements

Note 1. Summary of Significant Accounting Policies

Nature of Operations

Piedra Energy IV, LLC (Piedra, the Company) is a Delaware limited liability company formed October 11, 2018 to acquire, maintain, drill, develop, and operate oil and gas interests in the continental United States. The Company’s assets are located in the Permian Basin.

The Company is owned by EnCap Energy Capital Fund XI, L.P. (95.2381%, EnCap) and Piedra Resources IV, LLC (4.7619%, Management Member), which is owned by certain members of management (collectively, the Investor Group or Members). Management Member manages the Company on behalf of the other Members. A five-member board of managers governs the actions of the Company. Under the terms of the Limited Liability Company Agreement (the Agreement), the Investor Group has committed to contribute up to $302.0 million to the Company and Rock River Minerals IV, LP, a related party. Of this commitment amount, the Investor Group contributed $116 million to the Company through December 31, 2022. The Investor Group had a remaining commitment to the Company and Rock River Minerals IV, LP of $40 million at December 31, 2022. The term of the Company is to continue until terminated by the board of managers and/or per the terms of the Agreement.

Piedra Operating, LLC (Operating) acts as the operator of the properties owned by the Company in accordance with the terms of a service and operating agreement effective August 8, 2018.

Estimates and Uncertainties

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Significant assumptions are required in the valuation of proved oil and gas reserves which may affect the amount at which oil and gas properties, provisions for depreciation, depletion and amortization, and impairment of oil and gas properties are recorded. Estimation of asset retirement obligations is based on estimates regarding the timing and cost of future asset abandonments. Estimation of production volumes near period end is required in order to determine the amount of oil and gas revenue receivable at period end. It is possible these estimates could be revised in the near-term and these revisions could be material.

Oil and Gas Properties

The Company uses the successful efforts method of accounting for its oil and gas exploration and production activities. Costs incurred by the Company related to the acquisition of oil and gas properties and the cost of drilling development wells and successful exploratory wells are capitalized, while the costs of unsuccessful exploratory wells are expensed when determined to be unsuccessful. Costs incurred to maintain wells and related equipment, lease and well operating costs and other exploration costs are charged to expense as incurred. Gains and losses arising from sales of properties are generally included as income.

Piedra Energy IV, LLC

Notes to Financial Statements

Capitalized acquisition costs attributable to proved oil and gas properties are depleted by field using the unit-of-production method based on proved reserves. Capitalized exploration well costs and development costs, including asset retirement obligations, are amortized similarly by field, based on proved developed reserves. Depreciation, depletion and amortization expense for oil and gas producing property and related equipment was $189,717 for the year ended December 31, 2022. The Company had capitalized costs related to proved properties and related equipment of $61,384,432 at December 31, 2022.

Capitalized costs are evaluated for impairment in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 360 (ASC Topic 360), Accounting for the Impairment or Disposal of Long Lived Assets, whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable.

The fair values of proved properties are measured using valuation techniques consistent with the income approach, converting future cash flows to a single discounted amount. Significant inputs used to determine the fair values of proved properties include estimates of: (i) reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital rate. The underlying commodity prices embedded in the Company’s estimated cash flows are the product of a process that begins with applicable forward curve pricing, adjusted for estimated location and quality differentials, as well as other factors that Company management believes will impact realizable prices.

To determine if a depletable unit is impaired, the carrying value of the depletable unit is compared to the undiscounted future net cash flows by applying management’s estimates of future oil and gas prices to the estimated future production of oil and gas reserves over the economic life of the property and deducting future costs. Future net cash flows are based upon reservoir engineers’ estimates of proved reserves. For a property determined to be impaired, an impairment loss equal to the difference between the carrying value and the estimated fair value of the impaired property will be recognized. Fair value, on a depletable unit basis, is estimated to be the present value of the aforementioned expected future net cash flows. Each part of this calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future net cash flows and fair value. No impairment was recognized for the year ended December 31, 2022.

Costs of unproved properties at December 31, 2022 represent amounts related to lease and well equipment and intangible drilling costs for wells in progress. Unproved oil and gas lease terms are generally for a period of three to five years. In most cases, the term of the unproved leases can be extended by paying delay rentals, meeting contractual drilling obligations or by producing reserves on the leases. As properties are evaluated through exploration, they will be included in the amortization base. Unproved properties are assessed periodically to determine whether they have been impaired. The prospects and their related costs are evaluated individually.

The Company maintains tubular stock purchased for use in the course of exploration, development and production of oil and gas. Tubular stock is carried at cost and reviewed periodically for impairment, if indicators exist, at which point the Company will recognize an impairment expense for the difference between the fair value and carrying value of the tubular stock. The cost basis of tubular stock to be utilized is depleted as a component of oil and gas properties once the tubular stock is used in drilling or other capitalized operations. At December 31, 2022, the Company had tubular stock on hand of $3,774,027.

Piedra Energy IV, LLC

Notes to Financial Statements

Revenue Recognition

Recognition of revenue involves a five step approach including identifying the contract, identifying the separate performance obligations, determining the transaction price, allocating the price to the performance obligations and recognizing revenue as the obligations are satisfied.

Revenues from the Company’s royalty and non-operated working interest properties are recorded under the cash receipts approach as directly received from the remitters’ statement accompanying the revenue check. Since the revenue checks are generally received two to four months after the production month, the Company accrues for revenue earned but not received by estimating production volumes and product prices. Any identified differences between its revenue estimates and actual revenue received historically have not been significant.

The Company does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical exemption in accordance with ASC 606. The exemption, as described in ASC 606-10-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required.

In accordance with ASC Topic 606, the Company records transportation and processing costs that are incurred after control of its product has transferred to the customer as a reduction of “Oil sales” in the Statement of Operations.

Cash and Cash Equivalents

The Company considers all investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company sells oil and gas to various customers and participates with other parties in the drilling, completion and operation of oil and gas wells. Joint interest owner receivables and oil and gas sales receivables related to these operations are generally unsecured. The Company determines joint interest owner accounts receivable allowances based on management’s assessment of the creditworthiness of the joint interest owners and the Company’s ability to realize the receivables through netting of anticipated future production revenues. The Company had no allowance for doubtful accounts at December 31, 2022 based on the expectation that all receivables will be collected. The Company has not realized bad debt expense during the year ended December 31, 2022. The opening balance of customer accounts receivable on January 1, 2022 was $0.

Deferred Financing Costs

Deferred financing costs consist of fees incurred to secure debt financing and are amortized over the life of the related loans using the straight-line method. Deferred financing costs were $533,494, net of accumulated amortization of $23,195 at December 31, 2022. Amortization of deferred financing costs totaled $23,195 for the year ended December 31, 2022 and was recorded as interest expense in the statement of operations.

Piedra Energy IV, LLC

Notes to Financial Statements

Accounts Payable

Accounts payable – related parties include obligations incurred in the ordinary operation of the business for services performed and products received paid by Operating on its behalf.

Asset Retirement Obligations

The Company accounts for its asset retirement obligations in accordance with FASB ASC Topic 410, Asset Retirement and Environmental Obligations (ASC Topic 410). Asset retirement obligations consist of estimated costs of dismantlement, removal, site reclamation and similar activities associated with oil and gas properties. A liability is recorded when the fair value of the asset retirement obligation can be reasonably estimated and is recognized in the period in which a legal obligation is incurred. The liability amounts are based on retirement cost estimates and incorporate many assumptions, such as expected economic recoveries of oil and gas, time to abandonment, future inflation rates and the credit adjusted risk-free rate of interest.

The asset retirement obligation is recorded at its estimated present value as of the obligation’s inception with an offsetting increase to proved properties in the balance sheet. This addition to proved properties represents a non-cash investing activity for presentation in the statement of cash flows. After initially recording the liability, it accretes for the passage of time, with the increase reflected as accretion expense in the statement of operations.

Income Taxes

The Company is a limited liability company, and therefore will be treated as a flow-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are deemed to pass to the Members and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no federal income tax provision has been made in the financial statements of the Company since the federal income tax is an obligation of the Members.

At December 31, 2022, the Company did not have any accrued expense for taxes due to the State of Texas for Texas margin tax.

As the Company is not subject to federal income tax, but is subject to state margin tax, provisions for state margin taxes are based on taxes payable for the current year and deferred taxes on temporary differences between the amount of taxable margin and pretax financial income, and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted state margin tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for state margin taxes. At December 31, 2022, the Company had not recorded a liability for deferred state margin tax as the liability is not material.

Piedra Energy IV, LLC

Notes to Financial Statements

The Company follows the provisions of FASB ASC Topic 740, Income Taxes (ASC Topic 740), relating to accounting for uncertainties in income taxes. ASC Topic 740 clarifies the accounting for uncertainties in income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. ASC Topic 740 requires that the Company recognize in its financial statements the financial effects of a tax position, if that position is more likely than not to be sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position.

ASC Topic 740 also provides guidance on measurement, classification, interest and penalties and disclosure. Tax positions taken related to the Company’s pass-through status and those taken in determining its state income tax liability, including deductibility of expenses, have been reviewed and management is of the opinion that material positions taken by the Company would more likely than not be sustained upon examination. Accordingly, the Company has not recorded an income tax liability for uncertain tax positions.

Under the centralized partnership audit rules of the Internal Revenue Service (“IRS”), the IRS assesses and collects underpayments of tax from the LLC instead of from each member. The LLC may be able to pass the adjustments through to its members by making a push-out election or, if eligible, by electing out of the centralized partnership audit rules.

The collection of tax from the LLC is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties. Income tax on LLC income, regardless of who pays the tax or when it is paid, is attributed to the members. Any payment made by the Company as a result of an IRS examination will be treated as a distribution from the Company to the members in the financial statements.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standard Update (ASU) No. 2016-02, Leases (Topic 842). The FASB is issuing this Update to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. A lessee should recognize the assets and liabilities that arise from leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. When measuring assets and liabilities arising from a lease, a lessee (and a lessor) should include payments to be made in optional periods only if the lessee is reasonably certain to exercise an option to extend the lease or not to exercise an option to terminate the lease. Similarly, optional payments to purchase the underlying asset should be included in the measurement of lease assets and lease liabilities only if the lessee is reasonably certain to exercise that purchase option. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. The Company adopted ASU 2016-02 effective January 1, 2022.

Piedra Energy IV, LLC

Notes to Financial Statements

In October 2018, the FASB issued ASU 2018-17 Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities, which simplifies VIE guidance for private companies. Under this statement, a private company could make an accounting policy election to not apply VIE guidance to legal entities under common control (including common control leasing arrangements) when certain criteria are met. This statement is effective for fiscal years beginning after December 15, 2020. The Company adopted this guidance on January 1, 2020 although the adoption did not have an impact on the presentation of the Company’s financial statements.

Subsequent Events

The Company evaluates subsequent events for potential recognition and/or disclosure through the date the financial statements are available to be issued.

Note 2. Acquisition of Oil and Gas Property

The Company acquired undeveloped leasehold in Andrews County, Texas, containing approximately 2,589 acres for $33,495,475 and contracts for development from University Lands covering an additional approximately 405 acres for $819,240 during 2022.

Note 3. Related Party Transactions

As of December 31, 2022, the Company had accounts payable due to related parties of $72,921,406. These are presented in accounts payable – related parties on the balance sheet. At December 31, 2022 the Company had accounts payable due to Operating of $58,971,874 related to joint interest billings and accrued expenses for oil and gas operations and $5,220,706 related to the allocation of general and administrative expenses and other expenses paid on its behalf by Operating. During the year ended December 31, 2022, Piedra Operating paid general and administrative expenses totaling $35,065 on behalf of the Company. The Company is subject to the Management Services Agreement with Piedra Operating, LLC, which allows for an allocation of general and administrative expenses to the Company. During the year ended December 31, 2022, general and administrative expenses of $1,859,469 were allocated to the Company. In addition, the Company had accounts payable to Rock River IV related to loans from Rock RIver IV of $10,068,876 for operating expenses and accounts receivable due from Piedra Resources IV of $1,340,050 for contributions from members.

Note 4. Fair Value Measurements

FASB ASC Topic 820, Fair Value Measurements and Disclosure (ASC Topic 820), defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. ASC Topic 820 provides a framework for measuring fair value, establishes a three level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and requires consideration of the counterparty’s creditworthiness when valuing certain assets.

Piedra Energy IV, LLC

Notes to Financial Statements

The three-level fair value hierarchy for disclosure of fair value measurements defined by ASC Topic 820 is as follows:

Level 1 inputs – Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 inputs – Inputs, other than quoted prices within Level 1, that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 inputs – Prices or valuations that require unobservable inputs that are both significant to the fair value measurement and unobservable. Valuation under Level 3 generally involves a significant degree of judgment from management.

Fair Value Measurements on a Nonrecurring Basis

Asset Retirement Obligation

The asset retirement obligation estimates are derived from historical costs and management’s expectation of future cost environments and, therefore, the Company has designated these liabilities as Level 3 measurements. The significant inputs to this fair value measurement include estimates of plugging, abandonment and remediation costs, well life, inflation and credit-adjusted risk free rate. See Note 7 for a reconciliation of the beginning and ending balances of the liability for the Company’s asset retirement obligations.

Note 5. Asset Retirement Obligations

The following are changes in the asset retirement obligation for the year ended December 31, 2022:

Balance, January 1, 2022	$—
Liability incurred upon acquiring wells	259,438
Accretion expense	8,911

Balance, December 31, 2022	$268,349

Based on the expected timing of settlement, all amounts are classified as non-current.

Note 6. State Margin Taxes

The Company follows the provisions of FASB ASC 740-10, Income Taxes, which provides for recognition of a deferred tax asset for deductible temporary differences, net of a valuation allowance, and recognition of a deferred tax liability for taxable temporary differences. The Company is not subject to federal income taxes.

The Company is subject to the Texas Margin Tax. The taxable margin on all income derived from operations in the State of Texas is taxed at a rate of 1%. The Company recognizes deferred tax assets and liabilities for temporary differences related primarily to IDC, which are capitalized for financial statement purposes and are deducted for Texas Margin Tax purposes.

Piedra Energy IV, LLC

Notes to Financial Statements

The provision for income taxes consists of deferred taxes and differs from amounts that would be calculated by applying state mandated rates on margin from income derived from operations in the State of Texas, due to the effect of various deductible and nondeductible items.

There was no provision for state margin taxes for the year ended December 31, 2022.

Note 7. Bank Credit Facility

The Company entered into a bank credit facility on December 23, 2022. Pursuant to the credit agreement, from time to time, the Company may borrow the lesser of the available borrowing base, as determined by the credit agreement, or $100 million, which is the maximum borrowing capacity of the bank credit facility. The outstanding balance is $30 million at December 31, 2022 which is due at maturity on December 23, 2024. The bank credit facility is secured by substantially all of the Company’s oil and gas properties. There are no letters of credit outstanding under the bank credit facility at December 31, 2022.

The Company may elect that borrowings be comprised of any combination of adjusted base rate (ABR) loans or adjusted SOFR rate loans. The Company pays interest on the unpaid principal amount of each loan until such principal amount is repaid in full. Interest on the loans is determined as follows:

•

with respect to ABR loans, the adjusted base rate equals the U.S. Prime Rate as published by The Wall Street Journal, plus an applicable margin ranging from and including 0.5% and 1.25% per annum, determined by the percentage of the borrowing base then in effect that is drawn, or

•

with respect to any adjusted SOFR rate loans, one-, two-, three- or six-month SOFR plus the SOFR Spread ranging from and including 2.00% and 3.00% per annum, determined by the percentage of the borrowing base then in effect that is drawn.

Interest expense related to the bank credit facility for the year ended December 31, 2022 was $65,106. The effective interest rate at December 31, 2022 was 8.42%.

Note 8. Significant Concentrations

As of and for the year ended December 31, 2022, all the Company’s sales and accounts receivable – oil and gas sales were related to oil and gas production in the oil and gas industry. This concentration may impact the Company’s business risk, either positively or negatively, in that commodity prices, customers and suppliers may be similarly affected by changes in economic, political or other conditions related to the industry. The Company’s revenues are all from oil and gas production in the Permian Basin of West Texas which exposes the Company to geographic risk in the event that there are changes in this region. The Company sold production comprising 100% of oil and gas receivables and revenues to one third-party purchaser as of and for the year ended December 31, 2022. The Company does not believe that the loss of a purchaser would have an adverse effect on its ability to sell its crude oil and natural gas production due to the competitive nature of the oil and gas industry and availability of marketing alternatives.

The Company regularly maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses with respect to the related risks to cash and cash equivalents and does not believe its exposure to such risk is more than nominal.

Piedra Energy IV, LLC

Notes to Financial Statements

Note 9. Commitments and Contingencies

Legal Matters

In the ordinary course of business, the Company may at times be subject to claims and legal actions. Management does not believe the impact of such matters will have a material adverse effect on the Company’s financial position or results of operations. The Company had no legal matters requiring specific disclosure or recognition of a liability as of December 31, 2022.

Environmental

The Company is subject to extensive federal, state and local environmental laws and regulations which may materially affect its operations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.

In the Company’s acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. However, should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could still fall upon the Company.

No claim has been made, nor is the Company aware of any liability which the Company may have, as it relates to any environmental cleanup, restoration, or the violation of any rules or regulations relating thereto. The Company maintains comprehensive insurance coverage that it believes is adequate to mitigate the risk of any adverse financial effects associated with these risks.

Note 10. Members’ Equity Accounts

Capital contributions are based on capital calls, as determined by the board of managers. Contribution requests to the Members are based on their commitment interest during that period of time, as defined by the Agreement. Cash earnings on profits and any items in nature of income or gain will be applied to the Members’ capital accounts in accordance with their earnings interest, as defined by the Agreement.

The Company has three classes of members’ equity, Classes A, B and C Units. Class A and B Units have all the rights, privileges, preferences and obligations provided for in the Agreement, which are consistent with an ordinary equity ownership interest. Class A Units are a class of up to 2,520,000 membership units to be issued to EnCap. Class B Units are a class of up to 120,000 membership units to be issued to Piedra Resources IV, LLC. The purchase price per each Class A and Class B Unit is $100. At December 31, 2022, EnCap has purchased 1,104,762 Class A Units for a total of $110,476,190 and Resources has purchased 55,238 Class B Units for a total of $5,523,810. The board of managers has issued 100,000 Class C Units to Resources. Class C Units do not have voting rights and holders are not required to make any form of contribution to the Company. Class C Units do not have a risk of loss and will only be entitled to share in distributions and allocations if and to the extent the board of managers makes such distributions and applicable thresholds have been met. As such, the Class C Units are treated as a profit-sharing arrangement accounted for under FASB ASC Topic 710, Compensation – General, for which distributions will be expensed to compensation as declared.

Piedra Energy IV, LLC

Notes to Financial Statements

Note 11. Subsequent Events

The Company has evaluated subsequent events for potential recognition and/or disclosure through March 17, 2023, the date the financial statements were available to be issued. During this period, the Company did not have any material recognizable subsequent events other than the following:

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The borrowing base of the Company’s bank credit facility was redetermined and increased by $30 million on March 2, 2023. The Company borrowed an additional $25 million under the credit facility resulting in an outstanding balance at March 17, 2023 of $55 million.